Mid-Con Energy Partners, LP Announces First Quarter 2017 Operating and Financial Results

TULSA, May 1, 2017 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) ("Mid-Con Energy" or the "Partnership") announces operating and financial results for the first quarter ended March 31, 2017.

"We have continued to execute on reducing costs during the first quarter of 2017," commented Jeff Olmstead, President and CEO. "Total lease operating expenses declined approximately 3% from the fourth quarter of 2016 and 18% from the first quarter of 2016. Cash general & administrative expenses declined approximately 2% from the same period in 2016.  These improvements helped partially offset lower realized prices after hedges and production during the first quarter of this year.  Operationally, we remain focused on ongoing waterflood developments started in the second half of 2016 at select key projects.  As expected, this resulted in lower overall production quarter-over-quarter; however, we have already started to see positive response from increased injection in certain areas, which has allowed us to increase the bottom end of our production guidance range for this year."
FIRST QUARTER 2017 SUMMARY
•Net income of $4.4 million, compared to net loss of $3.3 million both sequentially and year-over-year.

•	Reduced lease operating expenses ("LOE") to $5.0 million, 2.9% lower sequentially and 17.7% lower year-over-year.

•	Reduced debt outstanding by $1.5 million to $120.5 million at March 31, 2017.

•	Average daily production of 3,622 Boe/d, a decrease of 5.6% sequentially and 15.5% year-over-year.

•	Realized prices per Boe, inclusive of cash settlements from matured derivatives and premiums paid, averaged $42.70/Boe, a decrease of 8.2% sequentially and 8.6% year-over-year.
The following table reflects selected unaudited operating and financial results for the first quarter of 2017, compared to the fourth quarter of 2016 and the first quarter of 2016. Mid-Con Energy’s unaudited condensed consolidated financial statements are included at the end of this press release.

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands)	2017	2016	2016
Average net daily production (Boe/d)(1)	3,622	3,837	4,286
Oil & natural gas sales plus cash settlements from matured derivatives, inclusive of premiums, net(2)	$13,921	$16,412	$18,228
Net income (loss)	$4,442	$-3,311	$-3,313
Adjusted EBITDA(3)	$6,469	$9,002	$13,396
Distributable Cash Flow(3)	$3,593	$6,242	$10,444
(1) Production volumes in Boe equivalents calculated at a Btu conversion rate of six Mcf per Bbl.
(2) Net premiums include those incurred previously, or upon settlement, that are attributable to instruments that settled during the period.
(3) Non-GAAP financial measure. Please refer to the related disclosure and reconciliation of net income (loss) to Adjusted EBITDA and Distributable Cash Flow included in this press release.

FIRST QUARTER 2017 RESULTS
Production - Production for the first quarter of 2017 was 326 MBoe, or 3,622 Boe/d. On a daily basis, this represented a 5.6% decrease from the fourth quarter of 2016 and a 15.5% decrease year-over-year. The sequential decrease was primarily related to natural declines at select Permian properties and increasing water cuts in certain Southern Oklahoma waterflood units. These declines were partially offset by our Cleveland Unit in Northeastern Oklahoma, which experienced production growth from continued waterflood response during the first quarter of 2017. The production decline year-over-year was also negatively impacted by the Hugoton divestiture closed in July 2016.
Price Realizations - Oil and natural gas sales were $15.4 million in the first quarter of 2017, or $47.09/Boe. On a per Boe basis, this represented a 6.3% increase from the fourth quarter of 2016 and a 63.0% increase year-over-year due to higher underlying benchmark pricing. Cash settlements for matured derivatives, inclusive of net premiums, were negative $1.4 million in the first quarter of 2017, or $(4.39)/Boe. Cash settlements for matured derivatives, inclusive of net premiums, were $2.18/Boe in the fourth quarter of 2016 and $17.85/Boe in the first quarter of 2016. The resulting realized prices, including cash settlements for matured derivatives, inclusive of net premiums, were $42.70/Boe in the first quarter of 2017, $46.49/Boe in the fourth quarter of 2016, and $46.74/Boe in the first quarter of 2016.
Lease Operating Expenses - LOE was $5.0 million in the first quarter of 2017, representing a 2.9% decrease from the fourth quarter of 2016 and a decrease of 17.7% from the first quarter of 2016. On a per Boe basis, LOE of $15.31/Boe increased 5.2% sequentially due to lower production. Year-over-year, LOE declined by 1.5% from $15.55/Boe as the Partnership continued to realize increased efficiencies from various cost savings initiatives and asset divestitures during 2016.
Production Taxes - Production taxes in the first quarter of 2017 were $0.8 million, or $2.46/Boe, reflecting an effective tax rate of 5.2%. Production taxes for the fourth quarter of 2016 were $0.8 million, or $2.31/Boe, for an effective tax rate of 5.2%. Production taxes for the first quarter of 2016 were $0.6 million, or $1.52/Boe, reflecting an effective tax rate of 5.3%. The effective tax rate was flat sequentially and decreased year-over-year due to a higher percentage of our production attributable to the Permian core area, which bears the lowest production tax rate in the portfolio.
Depreciation, Depletion and Amortization Expenses ("DD&A") - DD&A for the first quarter of 2017 was $4.9 million, or $14.94/Boe. On a per Boe basis, DD&A decreased 4.5% from the fourth quarter of 2016 and 4.2% from the first quarter of 2016. The sequential and year-over-year decreases in DD&A per Boe were largely due to lower depletion rates.
General and Administrative Expenses ("G&A") - G&A in the first quarter of 2017 was $1.8 million, or $5.60/Boe, and included $0.2 million, or $0.51/Boe, in non-cash equity-based compensation expense related to the Partnership’s Long-Term Incentive Program. G&A for the fourth quarter of 2016 was $1.6 million, or $4.56/Boe, and included $0.2 million in non-cash equity-based compensation expense. G&A for the first quarter of 2016 was $2.1 million, or $5.35/Boe, and included $0.4 million in non-cash equity-based compensation expense. The sequential increase in aggregate and per Boe G&A was primarily due to lower production and higher professional and public reporting expenses that historically occur during the first quarter, such as fees related to the year-end financial statements audit and Schedule K-1 tax preparation. The year-over-year decrease in G&A reflects lower non-cash equity-based compensation expense, reductions in payroll expense due to headcount reductions in the first quarter of 2016, lower rent expense due to office space consolidation in the third quarter of 2016, and continued reductions in discretionary-type G&A expenses.
Net Interest Expense - Net interest expense for the first quarter of 2017 was $1.4 million, a 3.7% decrease from the fourth quarter of 2016 and a 34.1% decrease from the first quarter of 2016. On a per Boe basis, net interest expense was $4.44/Boe. The average effective interest rate approximated 3.6% for the first quarter of 2017, compared to 3.8% for the fourth quarter of 2016 and 4.2% for the first quarter of 2016. Reduced borrowings outstanding under the revolving credit facility resulted in a sequential and year-over-year decrease in the effective interest rate.
Net Income (Loss) - For the first quarter of 2017, Mid-Con Energy reported net income of $4.4 million. Net income per limited partner unit was $0.12 (basic) and $0.11 (diluted) based on the weighted average limited partner units outstanding during the period of 29.9 million (basic) and 41.8 million (diluted). Net loss for the fourth quarter of 2016 was $3.3 million, or $0.14 per limited partner unit (basic and diluted), based on a weighted average of 29.9 million limited partner units outstanding during the period. Net loss for the first quarter of 2016 was $3.3 million, or $0.11 per limited partner unit (basic and diluted), based on a weighted average of 29.8 million limited partner units outstanding during the period. The positive sequential and year-over-year variance was primarily attributable to higher benchmark pricing, a gain on unsettled derivatives, lower operating costs and expenses, and lower interest expense.

Adjusted EBITDA - Adjusted EBITDA, a Non-GAAP measure, for the first quarter of 2017 was $6.5 million, or $19.84/Boe. Adjusted EBITDA was $25.50/Boe in the fourth quarter of 2016 and $34.35/Boe in the first quarter of 2016. On a per Boe basis, Adjusted EBITDA for the period decreased 22.2% sequentially and 42.2% year-over-year. The sequential and year-over-year decreases in Adjusted EBITDA, in aggregate and per Boe, were primarily due to lower cash settlements for matured derivatives, inclusive of net premiums, and lower production.
Distributable Cash Flow ("DCF") - DCF, a Non-GAAP measure, was $3.6 million for the first quarter of 2017 after subtracting $1.1 million in cash interest expense, $1.3 million in estimated maintenance capital expenditures, and $0.5 million in distributions to preferred unitholders from Adjusted EBITDA. Relative to the fourth quarter of 2016 and the first quarter of 2016, DCF decreased 42.5% and 65.6%, respectively.
HEDGING SUMMARY
Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows by reducing the Partnership's exposure to short-term fluctuations in the price of oil and natural gas. We believe this risk management strategy will serve to secure a baseline portion of our revenues and, by retaining some opportunity to participate in upward price movements, may also enable us to realize higher revenues during periods when prices rise.
As of May 1, 2017, the following unaudited table reflects volumes of Mid-Con Energy's production hedged by commodity derivative contracts, with the corresponding prices at which the production is hedged:

OIL HEDGES	2Q17	3Q17	4Q17	1Q18	2Q18	3Q18	4Q18	1Q19	2Q19	3Q19	4Q19
Collar Volume (Bbl/d)	659	652	652	1,500	1,484	1,141	1,141	433	429	424	424
Call Strike Price ($/Bbl)	$50.15	$51.22	$52.35	$57.39	$57.91	$52.42	$53.13	$60.52	$60.52	$60.52	$60.52
Put Strike Price ($/Bbl)	$45.00	$45.00	$45.00	$45.00	$45.00	$43.57	$43.57	$50.00	$50.00	$50.00	$50.00

Put Volume (Bbl/d)(1)	1,978	1,957	1,793	0	0	326	326	0	0	0	0
Put Strike Price ($/Bbl)(1)	$50.00	$50.00	$50.00	0	0	$45.00	$45.00	0	0	0	0

Total Hedged Volume (Bbl/d)	2,637	2,609	2,446	1,500	1,484	1,467	1,467	433	429	424	424
Floor Strike Price ($/Bbl)	$48.75	$48.75	$48.67	$45.00	$45.00	$43.89	$43.89	$50.00	$50.00	$50.00	$50.00
% Hedged(2)	75%	74%	69%	43%	42%	42%	42%	12%	12%	12%	12%

(1) Deferred premium puts include premiums that are to be paid monthly as the contracts settle (refer to our SEC filing for additional details).
(2) Estimated percent hedged based on the mid-point of 2017 Boe production guidance, multiplied by an approximate 94% oil weighting based on first quarter 2017 reported production volumes.

LIQUIDITY AND BORROWING BASE SUMMARY
At March 31, 2017, Mid-Con Energy had total liquidity of $22.3 million, which consisted of $2.8 million of cash and $19.5 million of available borrowings under its revolving credit facility that had a conforming borrowing base of $140.0 million at quarter end. The Partnership reduced debt by $1.5 million to $120.5 million during the first quarter of 2017.
Mid-Con Energy's spring 2017 semi-annual borrowing base redetermination is underway, with the Partnership having delivered its most recent internal reserve estimates to the senior lender group for their review and evaluation. Management anticipates this process will conclude during the second quarter of 2017.
2017 GUIDANCE
The following outlook is subject to all the cautionary statements and limitations described under the "Forward-Looking Statements" caption at the end of this press release. These estimates and assumptions reflect management's best judgment based on current and anticipated market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.

FY2017 Guidance as of 05/01/17	2017
Net production (Boe/d)(1)	3,600 - 3,900
Lease operating expenses per Boe	$14.50 - $16.50
Production taxes (% of total revenue)	5.1% - 5.5%
Estimated capital expenditures	$13.0 MM

(1) Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.

FIRST QUARTER 2017 CONFERENCE CALL
As announced on April 18, 2017, Mid-Con Energy’s management will host a conference call on Tuesday, May 2, 2017 at 9:00 a.m. ET. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 8602107) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on "Events & Presentations" in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.
A replay of the conference call will be available through May 9, 2017, by dialing 1-855-859-2056 (Conference ID: 8602107). Additionally, a webcast archive will be available at www.midconenergypartners.com.
ABOUT MID-CON ENERGY PARTNERS LP
Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery. Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma, and Texas within the Eastern Shelf of the Permian. For more information, please visit Mid-Con Energy's website at www.midconenergypartners.com.
FORWARD-LOOKING STATEMENTS
This press release includes "forward-looking statements" — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "anticipate," "believe," "estimate," "intend," "expect," "plan," "project," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," or "will" or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission ("SEC") available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the "Forward-Looking Statements" and "Risk Factors" sections of our Annual Report on Form 10-K for the year ended December 31, 2016, and in other documents and reports we file from time to time with the SEC.

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except number of units)
(Unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$2,799	$2,359
Accounts receivable:
Oil and natural gas sales	4,875	5,302
Other	7	233
Derivative financial instruments	13	0
Prepaids and other	413	512
Total current assets	8,107	8,406
Property and Equipment:
Oil and natural gas properties, successful efforts method:
Proved properties	443,913	441,479
Other property and equipment	296	289
Accumulated depletion, depreciation, amortization and impairment	-181,420	-176,551
Total property and equipment, net	262,789	265,217
Derivative financial instruments	28	0
Other assets	2,327	2,663
Total assets	$273,251	$276,286
LIABILITIES, CONVERTIBLE PREFERRED UNITS AND EQUITY
Current liabilities
Accounts payable:
Trade	$808	$256
Related parties	1,623	3,431
Derivative financial instruments	2,974	5,314
Accrued liabilities	217	146
Total current liabilities	5,622	9,147
Derivative financial instruments	314	2,495
Long-term debt	120,500	122,000
Other long-term liabilities	87	93
Asset retirement obligations	11,471	11,331
Commitments and contingencies
Class A convertible preferred units - 11,627,906 issued and outstanding, respectively	19,798	19,570
Equity
Partnership equity:
General partner	-195	-248
Limited partners - 29,944,796 and 29,912,230 units issued and outstanding, respectively	115,654	111,898
Total equity	115,459	111,650
Total liabilities, convertible preferred units and equity	$273,251	$276,286

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues
Oil sales	$14,955	$11,106
Natural gas sales	396	163
Gain on derivatives, net	3,132	2,568
Total revenues	18,483	13,837
Operating costs and expenses
Lease operating expenses	4,992	6,065
Oil and natural gas production taxes	802	592
Depreciation, depletion and amortization	4,869	6,085
Accretion of discount on asset retirement obligations	108	157
General and administrative	1,826	2,088
Total operating costs and expenses	12,597	14,987
Income (loss) from operations	5,886	-1,150
Other (expense) income
Interest income	3	3
Interest expense	-1,450	-2,199
Other income	0	33
Gain on settlement of ARO	3	0
Total other expense	-1,444	-2,163
Net income (loss)	4,442	-3,313
Less: Distributions to preferred unitholders	798	0
Less: General partner's interest in net income (loss)	53	-39
Limited partners' interest in net income (loss)	$3,591	$-3,274

Limited partners' net income (loss) per unit:
Basic	$0.12	$-0.11
Diluted	$0.11	$-0.11
Weighted average limited partner units outstanding:
Limited partner units (basic)	29,927	29,768
Limited partner units (diluted)	41,837	29,768

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Cash Flows from Operating Activities
Net income (loss)	$4,442	$-3,313
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	4,869	6,085
Debt issuance costs amortization	336	337
Accretion of discount on asset retirement obligations	108	157
Gain on settlement of ARO	-3	0
Cash paid for settlement of ARO	-9	0
Mark to market on derivatives:
Gain on derivatives, net	-3,132	-2,568
Cash settlements (paid) received for matured derivatives, net	-156	11,094
Cash premiums paid for derivatives, net	-1,274	-646
Non-cash equity-based compensation	165	390
Changes in operating assets and liabilities
Accounts receivable	427	416
Other receivables	233	2,177
Prepaids and other	99	63
Accounts payable - trade and accrued liabilities	617	192
Accounts payable - related parties	-1,904	-2,280
Net cash provided by operating activities	4,818	12,104
Cash Flows from Investing Activities
Additions to oil and natural gas properties	-2,167	-1,598
Acquisitions of oil and natural gas properties	-134	0
Additions to other property and equipment	-7	0
Net cash used in investing activities	-2,308	-1,598
Cash Flows from Financing Activities
Payments on line of credit	-1,500	-11,000
Offering costs	-70	-16
Distributions to preferred units	-500	0
Net cash used in financing activities	-2,070	-11,016
Net increase (decrease) in cash and cash equivalents	440	-510
Beginning cash and cash equivalents	2,359	615
Ending cash and cash equivalents	$2,799	$105

NON-GAAP FINANCIAL MEASURES
This press release, financial tables and other supplemental information include "Adjusted EBITDA" and "Distributable Cash Flow," each of which are non-generally accepted accounting principles ("Non-GAAP") measures used by our management to describe financial performance with external users of our financial statements.
The Partnership believes the Non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry.
Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.
Adjusted EBITDA is defined as net income (loss) plus:

•	Interest expense, net;

•	Depreciation, depletion and amortization;

•	Accretion of discount on asset retirement obligations;

•	(Gain) loss on derivatives, net;

•	Cash settlements received (paid) for matured derivatives, net;

•	Cash settlements received for early terminations of derivatives, net;

•	Cash premiums received (paid) for derivatives, net;

•	Cash premiums paid at inception of derivatives, net;

•	Impairment of proved oil and natural gas properties;

•	Non-cash equity-based compensation; and

•	(Gain) loss on sales of oil and natural gas properties, net.

Distributable Cash Flow is defined as Adjusted EBITDA less:

•	Cash interest expense;

•	Estimated maintenance capital expenditures;

•	Other non-operating cash (income) expense; and

•	Distributions to preferred unitholders.

Mid-Con Energy Partners, LP and subsidiaries
Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
(in thousands)
(Unaudited)
	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Net income (loss)	$4,442	$-3,311	$-3,313
Interest expense, net	1,447	1,502	2,197
Depreciation, depletion and amortization	4,869	5,524	6,085
Accretion of discount on asset retirement obligations	108	134	157
(Gain) loss on derivatives, net	-3,132	4,238	-2,568
Cash settlements (paid) received for matured derivatives, net	-156	2,044	11,094
Cash premiums paid for derivatives, net	-1,274	-1,274	-646
Cash premiums paid at inception of derivatives, net	0	-121	0
Non-cash equity-based compensation	165	223	390
Loss on sales of oil and natural gas properties, net	0	43	0
Adjusted EBITDA	6,469	9,002	13,396
Less:
Cash interest expense	1,118	1,135	1,936
Estimated maintenance capital expenditures	1,258	1,123	982
Distributions to preferred unitholders	500	502	0
Other non-operating cash income	0	0	34
Distributable Cash Flow	$3,593	$6,242	$10,478

INVESTOR RELATIONS CONTACT
IR@midcon-energy.com
(918) 743-7575